PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(2)
(To Prospectus Dated October 21, 2010)	Registration No. 333-170070
FNB FINANCIAL SERVICES, LP
$350,000,000
SUBORDINATED TERM NOTES AND DAILY NOTES
Pursuant to the prospectus, FNB Financial Services, LP is offering up to Three Hundred Fifty Million Dollars ($350,000,000) aggregate principal amount of its nonnegotiable subordinated term, daily and special daily notes (the “New Notes”), which are fully and unconditionally guaranteed by F.N.B. Corporation, (the “Company”). Renewals of Notes issued by the Company prior to 2005 and still outstanding carry the same interest rates as their corollary New Notes.
The following annual interest rates are applicable to both New Notes and Outstanding Notes effective APRIL 1, 2011.

	ANNUAL	ANNUAL
	INTEREST	PERCENTAGE
	RATE	YIELD
Subordinated Daily Notes	1.25%	1.26%

Subordinated Special Daily Notes	1.75%	1.76%
MINIMUM BALANCE $25,000.00

Subordinated JUMBO Daily Notes	2.00%	2.02%
MINIMUM BALANCE $100,000.00

Subordinated Term Notes
3 Month	1.80%	1.81%
6 Month	1.90%	1.91%
9 Month	2.00%	2.02%
12 Month	2.15%	2.17%
15 Month	2.25%	2.27%
18 Month	2.40%	2.42%
21 Month	N/A	N/A
24 Month	2.65%	2.68%
27 Month	2.80%	2.83%
30 Month	3.00%	3.03%
36 Month	3.25%	3.29%
48 Month	3.50%	3.55%
60 Month SPECIAL	4.00%	4.06%
84 Month	4.50%	4.58%
120 Month	4.50%	4.58%
This Prospectus Supplement is dated APRIL 1, 2011.